Exhibit 10.5.2

IPO Form

INGRAM MICRO HOLDING CORPORATION

2024 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Ingram Micro Holding Corporation, a Delaware corporation (the “Company”), has granted the following Restricted Stock Units (the “RSU Award” or the “RSUs”) to Participant listed below, subject to the terms and conditions of the Ingram Micro Holding Corporation 2024 Stock Incentive Plan, as amended from time to time (the “Plan”), this Restricted Stock Unit Grant Notice (this “Grant Notice”), the attached Restricted Stock Unit Agreement (the “RSU Agreement”) and, as applicable, the Additional Terms and Conditions for Participants Providing Services Outside the United States (the “Additional Terms”) attached hereto as Exhibit A, all of which are incorporated herein by reference. This Grant Notice, the RSU Agreement and the Additional Terms are collectively referred to as the “Agreement.” Unless otherwise defined herein, capitalized terms shall have the defined meanings in the Plan.

Participant:	[Participant Name]

Grant Date:	[Grant Date]

Vesting Commencement Date	[Date], the effective date of the registration statement for an initial underwritten public offering of the Company’s equity securities pursuant to an effective Form S-1 registration statement filed under the Securities Act.

Number of RSUs:	[Number of RSUs]

Type of Shares Issuable:	Common Stock

Vesting Terms:

Provided that Participant has not undergone a Termination prior to the applicable vesting date (each such date a “Vesting Date”), the RSUs shall vest, as follows: [Number of RSUs] RSUs subject to the RSU Award shall vest on the first trading day following the Vesting Commencement Date, and the remaining RSUs subject to the RSU Award shall vest in three equal installments, on each of the first three (3) anniversaries of the Vesting Commencement Date (in each case, rounded down to the nearest whole share except with respect to the last Vesting Date, with respect to which all remaining RSUs underlying the RSU Award shall vest).

Further, provided that Participant has not undergone a Termination prior to the applicable date, all of the then-unvested RSUs shall vest upon the earlier to occur of (i) a Change in Control and (ii) the first Qualifying Event to occur in connection with which the Committee determines, in its good faith discretion, that the total of net proceeds to the Platinum Investors from the Qualifying Event and all prior Qualifying Events is equal to or greater than 2.5 times the total of all capital or other contributions

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made by the Platinum Investors, directly or indirectly, in the Company.

Notwithstanding anything herein to the contrary, if Participant experiences a Termination by the Service Recipient without Cause or by Participant for Good Reason, subject to Participant’s execution of a customary general release of claims in a form reasonably acceptable to the Company (which may include mutual non-disparagement obligations but will not require Participant to agree to additional non-competition, non-solicitation or other similar restrictive covenants) (the “Release”) and the Release becoming effective and irrevocable within 30 days following the Termination Date, any then-unvested RSUs granted hereunder shall remain outstanding and eligible to vest upon the occurrence of a Qualifying Event within six (6) months following the Termination Date if, and to the extent that, such RSUs would otherwise have vested hereunder upon a Qualifying Event if Participant’s employment had continued through the date of such Qualifying Event.

For purposes of this Grant Notice, the following terms shall have the following meanings:

“Good Reason” shall mean (x) ‘Good Reason’ (or any term of similar effect) as defined in Participant’s employment or other agreement with the Company or its Affiliate if such an agreement exists and contains a definition of Good Reason (or term of similar effect) or (y) if no such agreement exists or such agreement does not contain a definition of Good Reason (or term of similar effect), then Good Reason means the occurrence of any of the following without Participant’s written consent (i) a reduction in Participant’s base salary, unless implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company or its Affiliates, (ii) a required relocation of Participant’s principal place of employment to a location that increases Participant’s one-way commute by more than fifty (50) miles or (iii) a material breach by the Company or any of its Affiliates of any material agreement between Participant and the Company or any such Affiliate; provided, however, that, for purposes of this clause (y) prior to terminating employment, Participant delivers to the Company within 30 days after occurrence of the applicable event(s) or circumstance(s) a written notice of termination for Good Reason that specifies in reasonable detail the event(s) or circumstance(s) giving rise to Good Reason, the Company or Affiliates fails to cure the event(s) or circumstance(s) specified in the notice within 30 days following receipt of such notice and Participant resigns Participant’s employment with the Company and its Affiliates within 30 days following expiration of such cure period.

“Platinum Investors” shall mean collectively, each of Platinum Equity Capital Partners V, L.P., its parallel funds and/or their respective alternative investment vehicles.

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“Qualifying Distribution Event” shall mean a cash dividend by the Company (whether effective directly or through one or more Affiliates) to the shareholders of the Company.

“Qualifying Event” shall mean the occurrence of either a Qualifying Sale Event or a Qualifying Distribution Event. For the avoidance of doubt, Qualifying Events include any such events that occur on or after July 2, 2021, even if prior to the Grant Date.

“Qualifying Sale Event” shall mean a sale (whether effected directly or indirectly, or through a merger or similar transaction) of (i) some or all of the capital stock of the Company by the Platinum Investors (but excluding in all events a sale of common stock by the Company); or (ii) all or substantially all of the assets of the Company the proceeds of which sale are distributed to shareholders of the Company in a Qualifying Distribution Event; provided, however, that in no event shall a Qualifying Sale Event (or a Qualifying Event) occur upon a sale to an Affiliate of the Company.

By Participant’s written signature below (or Participant’s electronic acceptance), Participant acknowledges and agrees that (i) Participant has carefully read, fully understands and agrees to all of the terms and conditions described in the Plan and the Agreement, and (ii) Participant has been given an opportunity to consult Participant’s own legal and tax counsel with respect to all matters relating to these RSUs prior to signing (or electronically accepting) this Grant Notice and that Participant has either consulted such counsel or voluntarily declined to consult such counsel.

[Signature page follows]

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PARTICIPANT	INGRAM MICRO HOLDING CORPORATION

Participant’s Signature

Participant’s Printed Name
Scott D. Sherman Executive Vice President, Human Resources

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INGRAM MICRO HOLDING CORPORATION

2024 STOCK INCENTIVE PLAN

Restricted Stock Unit Agreement (“RSU Agreement”)

(Time Vested)

Unless otherwise defined herein, capitalized terms shall have the defined meanings in the Grant Notice to which this RSU Agreement is attached and in the Plan.

Section 1. Grant of Restricted Stock Units. The Company has granted the RSU Award to Participant as described in the Grant Notice and subject to the terms and conditions of the Plan and this Agreement.

Each RSU represents the right to receive one share of Stock at the times and subject to the conditions set forth in this Agreement and the Plan, including Section 9 of the Plan.

Section 2. Vesting. Subject to the provisions of this Agreement and the Plan, this RSU Award shall become vested as set forth in the Grant Notice, provided Participant remains employed with or otherwise continues to render services to the Company or any of its Affiliates through the respective Vesting Date (as set forth in the Grant Notice), except as provided in the Grant Notice.

Section 3. Settlement of RSU Award.

(a) Subject to satisfaction of any withholding obligation or right for Tax-Related Items as defined and provided for in Section 8 of this RSU Agreement, any vested portion of the RSU Award shall be settled by the Company in shares of Stock (either in book-entry form or otherwise) as soon as administratively practicable following the applicable Vesting Date stated in the Grant Notice (which for purposes of this Section 3 includes the date of any accelerated vesting under the Grant Notice, under Section 6 of this RSU Agreement, or that may occur at the Committee’s discretion under any provision of this RSU Agreement or the Plan), and, in any event, within thirty (30) days following such Vesting Date, subject to Section 19 of this RSU Agreement. Notwithstanding the foregoing, the Company may delay a distribution in settlement of RSUs if it reasonably determines that such distribution will violate applicable law, provided that such distribution shall be made at the earliest date at which the Company reasonably determines that the making of such distribution will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), if applicable to Participant, and provided further that no settlement shall be delayed under this Section 3(a) if such delay will result in a violation of Section 409A of the Code, if applicable to Participant.

(b) Prior to the actual delivery of any shares of Stock, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. All distributions shall be made by the Company in the form of whole shares of Stock, and any fractional share of Stock shall be rounded up to the nearest whole share of Stock. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, only after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such shares of Stock, including, without limitation, the right to receipt of dividends and distributions on such shares of Stock.

(c) To the extent permitted by applicable law, during the period of Participant’s employment by the

Service Recipient and ending on the one (1) year anniversary of the Termination Date, Participant shall not engage in competition with the Company or its Affiliates. Notwithstanding anything in the Grant Notice to the contrary, if Participant violates such prohibition on engaging in competition with the Company or its Affiliates or violates any agreement with the Company or any of its Affiliates regarding the assignment of rights to the Company or its Affiliates or the confidentiality of the information of the Company or its Affiliates, in each case, as determined by the Committee in its sole discretion, the RSUs granted to Participant, whether or not fully vested, will be forfeited and the Company will have no further obligation hereunder to such Participant. For the avoidance of doubt, any Participant who is a California employee shall not be subject to the prohibition on engaging in competition with the Company or its Affiliates following the Termination Date and shall not forfeit any fully vested RSUs by virtue of engaging in competition with the Company or its Affiliates following the Termination Date.

Section 4. Nontransferability of RSU Award. This RSU Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred by Participant except by will or by the laws of descent and distribution. The terms of this RSU Award shall be binding on the executors, administrators, heirs and successors of Participant.

Section 5. Compensation Recovery.

(a) Compensation Recovery Policy. Notwithstanding any provision of this Agreement to the contrary, including without limitation Sections 2, 3 and 6 of this RSU Agreement, any RSUs granted to Participant hereunder, together with any compensation associated therewith, shall be subject to Section 19(e) of the Plan and all of the terms and conditions set forth in the Ingram Micro Inc. Compensation Recovery Policy, the Company’s Policy for the Recovery of Erroneously Awarded Compensation or any other clawback policy implemented by the Company, as in effect from time to time, including, without limitation, any clawback policy adopted to comply with applicable law. Participant may contact the Company’s Compensation Department for a full copy of the Compensation Recovery Policy.

(b) Additional Recovery Right. Furthermore, the Company reserves the right to determine whether Participant may have forfeited any unvested portion of this RSU Award or recover any portion of this RSU Award already released to Participant, to the extent permitted by applicable laws, in the event that Participant engages in conduct that is detrimental to the Company or any of its Affiliates, which includes: (i) Participant’s engagement in conduct that constitutes Cause for Participant’s Termination; (ii) Participant’s engagement in fraudulent, intentional, willful, or grossly negligent misconduct, whether by commission or omission; or (iii) Participant’s post-employment conduct breaches any obligations owed to the Company or any of its Affiliates (including, but not limited to, misappropriation of trade secrets, non-disparagement, confidentiality, non-solicit, non-compete (except in California or where otherwise prohibited by law), or any obligation set forth in Section 3(c)). The Company’s right to determine whether Participant may have forfeited any unvested portion of this RSU Award or to recover any portion of this RSU Award already released to Participant shall not extend to conduct that occurred before the three (3) year period preceding the date on which the Company determines that such event has occurred.

Section 6. Termination of Employment or Service. The following provisions shall apply in the event of Participant’s Termination, except as set forth otherwise in the Grant Notice or unless the Committee provides otherwise.

(a) Termination for any reason other than death or Disability. If Participant’s Termination is for any reason other than death or Disability (whether or not such Termination is later to be found invalid and whether or not it is in breach of applicable laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of Participant’s employment or other service agreement, if any), all then-unvested RSUs shall immediately be cancelled (forfeited) on the Termination Date (as defined in Section 6(c) below) and Participant shall not be entitled to receive any payment thereunder, subject to Section 9(d) of the Plan.

(b) Disability or Death. If Participant’s Termination is by reason of Disability or death, all then-unvested RSUs will immediately vest as of the Termination Date (as defined in Section 6(c) below) or the date of Participant’s death and be settled in accordance with Section 3 of this RSU Agreement.

(c) Termination Date. For purposes of the RSU Award, the date of Termination shall be deemed to occur on the date such Participant ceases to be actively employed by or otherwise perform services for the Service

Recipient (the “Termination Date”) without regard to whether Participant continues to receive any compensatory payments from the Service Recipient or is paid salary by the Service Recipient in lieu of notice of Termination. The Termination Date will not be extended by any notice period (e.g., active employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of Participant’s employment or other service agreement, if any). The Company shall have the exclusive discretion to determine the Termination Date for purposes of the RSU Award (including whether Participant may still be considered to be providing services while on a leave of absence).

Section 7. Restrictions on Settlement. Participant understands and agrees that the Company shall not be obligated to issue any shares of Stock in settlement of the RSU Award prior to the fulfillment of all of the following conditions:

(a) The obtaining of any approval or other clearance from any U.S. or non-U.S. federal, state, or local governmental agency which the Committee, in its absolute discretion, shall determine to be necessary or advisable;

(b) The satisfaction of any withholding obligation or right for Tax-Related Items (as defined and provided for in Section 8 of this RSU Agreement); and

(c) The lapse of such reasonable period of time following the vesting of the RSUs as the Committee may from time to time establish for reasons of administrative convenience but in any event within 30 days of each Vesting Date, as applicable.

Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the U.S. Securities and Exchange Commission or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, Participant agrees that the Company shall have unilateral authority to amend the Agreement without Participant’s consent to the extent necessary to comply with any laws applicable to the RSU Award.

Section 8. Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the RSU Award and legally applicable or deemed legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including, but not limited to, the grant or vesting of the RSUs and the issuance of shares of Stock upon settlement of the RSUs; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and the Service Recipient to satisfy any applicable withholding obligations or rights for Tax-Related Items. In this regard, Participant authorizes the Company and the Service Recipient, or their agents, pursuant to such procedures as they may specify from time to time, to satisfy any withholding obligations or rights with regard to all Tax-Related Items by withholding shares of Stock otherwise issuable upon vesting of the RSUs. For tax purposes, Participant will be deemed to have been issued the full number of shares of Stock subject to the vested RSUs, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.

In the event that the Committee determines in its discretion not to withhold shares of Stock pursuant to the immediately preceding paragraph to satisfy any applicable withholding obligations or rights for Tax-Related Items, Participant authorizes the Company and the Service Recipient, or their agents, to satisfy any withholding obligations or rights with regard to all Tax-Related Items by: (a) requiring Participant to make a payment in cash or by check; (b) withholding from Participant’s wages, salary or other compensation payable to Participant; (c) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent) (including pursuant to a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies); or (d) any combination of the foregoing; provided that, to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such withholding procedure will be subject to the express prior approval of the Committee.

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including up to the maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Stock), or, if not refunded, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company or the Service Recipient.

The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock if Participant fails to comply with their obligations in connection with the Tax-Related Items.

Section 9. Recapitalization, Change in Control and Corporate Events. Participant acknowledges that the RSU Award and the shares of Stock subject to the RSU Award are subject to adjustment, modification and termination in certain events as provided in Section 9 of the Plan.

Section 10. Nature of the Award. By accepting this RSU Award, Participant acknowledges, understands and agrees that:

(a) the RSU Award is granted voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time;

(b) the grant of the RSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSU awards or other grants, if any, will be at the sole discretion of the Company;

(d) the RSU Award shall not interfere with the ability of the Service Recipient to terminate Participant’s employment or other service relationship (if any) at any time;

(e) participation in the Plan is voluntary;

(f) the RSU Award, and the shares of Stock subject to the RSU Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to, of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension, welfare or retirement benefits or similar payments;

(g) the RSU Award and Participant’s participation in the Plan will not be interpreted to form an employment or other service contract or relationship with the Company;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s Termination (for any reason whatsoever and whether or not later to be found invalid and whether or not in breach of applicable laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of Participant’s employment or other service agreement, if any);

(i) the vesting of any RSUs ceases upon the Termination Date, or other cessation of eligibility to vest for any reason, except as may otherwise be explicitly provided in this Agreement or the Plan;

(j) unless otherwise specifically provided for in this Agreement and the Plan or provided by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted, in connection with any corporate transaction;

(k) if Participant is outside the United States, neither the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSU Award or of any amounts due to Participant pursuant to the vesting or settlement of the RSU Award;

(l) this Agreement is between Participant and the Company, and the Service Recipient (if different from the Company) is not a party to this Agreement;

(m) unless otherwise agreed with the Company, the RSU Award and the shares of Stock subject to the RSU Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service that Participant may provide as a director of any Affiliate; and

(n) Participant will provide the Company with any data requested if Participant is a mobile employee to facilitate the proper withholding and reporting of Tax-Related Items.

Section 11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the RSU Award. Participant should consult with their personal tax, legal and financial advisors regarding the RSU Award before taking any action related to the RSU Award.

Section 12. Data Privacy.

(a) Data Collection and Usage. The Company and, if different, the Service Recipient collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all awards for shares of Stock or equivalent benefits granted, canceled, exercised, purchased, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing Participant’s participation in the Plan. The legal basis, where required, for the processing of Data is legitimate interest or Participant’s consent.

(b) Stock Plan Administration Service Providers. The Company will transfer Data to E*TRADE Financial Services, Inc. or Morgan Stanley Smith Barney, which are assisting the Company with the implementation, administration and management of the Plan (the “Designated Broker”). The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. The Data shall be shared with the Company and the Designated Broker as this is necessary for the purposes of implementing, administering and managing Participant’s participation in the Plan. The Company and the Designated Broker are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is legitimate interest or Participant’s consent.

(d) Data Retention. The Company and the Service Recipient will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond Participant’s period of employment or other service. When the Company or the Service Recipient no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke consent, Participant’s salary from or employment or other service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the RSU Award or other equity awards to Participant or administer or maintain such awards.

(f) Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company’s Privacy Office via email to privacy@ingrammicro.com.

Section 13. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between Participant and the Company with respect to the subject matter hereof.

Section 14. Governing Law. The grant of this RSU Award and this Agreement shall be governed by and construed according to the laws of the State of Delaware, U.S.A., without regard to its principles of conflicts of laws. Any disputes and claims of any nature that Participant (or such Participant’s transferee or estate) may have against the Company relating to the RSU Award or arising therefrom, must be submitted to and resolved exclusively by binding arbitration as provided in Section 19(n) of the Plan.

Section 15. Binding Agreement; Interpretation. By accepting the grant of this RSU Award evidenced hereby, Participant and the Company agree that this RSU Award is granted under and governed by the terms and conditions of this Agreement and the Plan. Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the RSU Award and fully understands all provisions of this Agreement and the Plan. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Agreement and the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control; provided that, in the event of a conflict between the terms of the Plan and the Additional Terms (if applicable to Participant), the terms of the Additional Terms that are applicable to Participant shall control.

Section 16. Language. Participant acknowledges that Participant may be executing part or all of the Agreement in English and agrees to be bound accordingly. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this or any other document related to the RSU Award translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

Section 17. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future RSUs by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to accept the RSU Award through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 18. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 19. Code Section 409A. To the extent applicable, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and be interpreted in accordance with Section 409A of the Code and Treasury Regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that following the date of grant, the Committee determines that it may be necessary or appropriate to do so, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the RSU Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the RSU Award, or (b) comply with the requirements of Section 409A of the Code and related Treasury Regulations and other interpretive guidance issued thereunder and thereby avoid the application of penalty taxes under Section 409A of the Code. This Section 19 does not create an obligation on the part of the Company to modify the terms of this Agreement and does not guarantee that the RSU Award will not be subject to taxes, interest, and penalties or any other adverse tax consequences under Section 409A of the Code. Nothing in this Agreement shall provide a basis for any person to take action against the Company or any of its Affiliates based on matters covered by Section 409A of the Code, including the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Affiliates will have any liability under any circumstances to Participant or any other party if the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code, are not so exempt or compliant or for any action taken by the Committee with respect thereto. Notwithstanding any provision of this Agreement to the contrary and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, if Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of Participant’s separation from service, the RSU Award shall be settled on the first business day after the date that is six months following Participant’s separation from service or, if earlier, the date of such Participant’s death.

Section 20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSU Award to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 21. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.

Section 22. Country-Specific Provisions. The grant of the RSU Award shall be subject to any additional terms and conditions set forth in the Additional Terms, if any, for Participant’s country. Moreover, if Participant relocates to another country included in the Additional Terms, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

Section 23. Foreign Asset/Account and Exchange Control and Tax Reporting. Participant acknowledges that, depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Stock or cash derived from the RSU Award, in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country. The applicable laws of Participant’s country may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Participant also may be required to repatriate proceeds received as a result of the RSU Award to their country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult Participant’s personal legal advisor on these matters.

Section 24. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS FOR PARTICIPANTS

PROVIDING SERVICES OUTSIDE THE UNITED STATES

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